Exhibit 23.1

SAM KAN & COMPANY

1151 Harbor Bay Pkwy., Suite 202 Alameda, CA 94502 Phone: 510.355.0492 Fax: 866.828.1446

http://www.skancpa.com

We consent to the inclusion in the registration statement (Form S-1/A3) of Intelligent Highway Solutions, Inc. of our report dated May 2, 2012, with respect to the balance sheet as of December 31, 2011, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the period from inception on April 22, 2011 to December 31, 2011 to be included in this registration statement.

Firm’s Manual Signature

Alameda, CA

City, State

September 17, 2012

Date